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                                 Exhibit 12.1

                     Pacific Century Financial Corporation
                   Statement Regarding Computation of Ratios
                         Year Ended December 31, 1997

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
(in millions of dollars)
Earnings:

1.   Income before income taxes...............................   $218.0
2.   Plus:  fixed charges including interest on deposits......    532.2

3.   Earnings including fixed charges.........................    750.2
4.   Less:  interest on deposits..............................    323.5

5.   Earnings excluding interest on deposits..................   $426.7


Fixed Charges:

6.   Fixed charges including interest on deposits.............   $532.2
7.   Less:  interest on deposits..............................    323.5

8.   Fixed charges excluding interest on deposits.............   $208.7


Ratio of Earnings to Fixed Charges:
  Including interest on deposits (line 3 divided by line 6)...    1.41 x

  Excluding interest on deposits (line 5 divided by line 8)...    2.04 x
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